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                                EXHIBIT 23(d)(1)

                   SCHEDULE TO INVESTMENT MANAGEMENT AGREEMENT

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                                CNI CHARTER FUNDS

                                   APPENDIX B
                     to the Investment Management Agreement

Each Fund shall pay to the Bank, as full compensation for all investment management and advisory services furnished or provided to such Fund pursuant to the Investment Management Agreement, a management fee based upon each Fund's average daily net assets at the following per annum rates:

1.      Government Money Market Fund                  0.26%

2.      California Tax-Exempt Money Market Fund       0.27%

3.      Prime Money Market Fund                       0.25%

4.      Large Cap Growth Equity Fund                  0.65%

5.      Large Cap Value Equity Fund                   0.62%

6.      California Tax Exempt Bond Fund               0.27%

7.      Corporate Bond Fund                           0.40%

8.      Government Bond Fund                          0.43%

9.      High Yield Bond Fund                          0.75%

10.     Technology Growth Fund                        0.85%

11.     RCB Small Cap Value Fund                      0.85%



Dated as of:  AUGUST 2, 2001.
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